Meridian Interstate Bancorp, Inc.


PRESS RELEASE

May 4, 2009
For Immediate Release

For Further Information Contact:     Richard J. Gavegnano
                                     Chairman and Chief Executive Officer
                                     Meridian Interstate Bancorp, Inc.
                                     10 Meridian Street
                                     East Boston, Massachusetts 02128
                                     (978) 977-2211

                MERIDIAN INTERSTATE AND EAST BOSTON SAVINGS BANK
                             ANNOUNCE APPOINTMENT OF
                GREGORY DERDERIAN AS NEW CHIEF FINANCIAL OFFICER

May 4, 2009 - East Boston, Massachusetts, Meridian Interstate Bancorp, Inc. (NASDAQ: EBSB) (the "Company"), the holding company for East Boston Savings Bank (the "Bank"), today announced that Gregory Derderian has been appointed as the new Chief Financial Officer of the Company and Bank.

Mr. Derderian is a Certified Public Accountant with over 17 years experience in the banking business, with his banking career beginning at Washington Trust and continuing through to his latest position as Chief Financial Officer of Mechanics Co-operative Bank.

Mr. Derderian earned a Bachelor of Science degree from Bryant University.

Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer of the Company and Bank, stated "The Board of Directors is pleased to announce the hiring of Gregory Derderian. His high level of experience further bolsters our management team for continued growth in these difficult economic times."

Mr. Derderian is expected to commence his duties on May 18, 2009. Mr. Derderian replaces Len Siuda as Chief Financial Officer, who retired April 29, 2009.

Meridian Interstate Bancorp, Inc. and East Boston Savings Bank are headquartered in East Boston, Massachusetts. East Boston Savings Bank operates 12 full-service branch locations and one loan center in the greater Boston metropolitan area. At March 31, 2009, Meridian Interstate Bancorp, Inc. had $1.129 billion in total assets. Meridian Interstate Bancorp, Inc. common stock is traded on the Nasdaq Global Select Market under the symbol "EBSB."